SCHEDULE 14A
                             (Rule 14a-101)

                 INFORMATION REQUIRED IN PROXY STATEMENT

                        SCHEDULE 14A INFORMATION
       PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the registrant

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement  [ ] Confidential, for Use of the
                                     Commission Only (as permitted by
[X] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            PERCEPTRON, INC.
            (Name of Registrant as Specified in Its Charter)

                            PERCEPTRON, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

  [ ] Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, schedule or registration statement no.:

  (3) Filing party:

  (4) Date filed:

PERCEPTRON LETTERHEAD

                                 May 16, 1997

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held on Friday, June 20, 1997, at 9:00 a.m., local time, at 47827 Halyard Drive, Plymouth, Michigan 48170.

     The proposals to be presented at the Annual Meeting are (a) the election of directors and (b) the approval of an amendment to the Company's 1992 Stock Option Plan to increase, by 300,000, the shares of Common Stock available for grant under such plan (the "1992 Amendment").

     The past year has been an exciting period of growth for Perceptron. Our revenues grew 33% from $37.3 million in 1995 to $49.7 million in 1996. New order bookings during this same period grew 29% from $42.3 million to $54.4 million. Our new order bookings backlog at March 31, 1997 was an all-time record $28 million.

     During the past year, we branched into exciting new market segments and industries, both by reapplication of the Perceptron product portfolio and through acquisition, completing three key acquisitions since January 1, 1997. In February 1997, we acquired Autospect, Inc., a manufacturer of information-based coatings inspection and defect detection systems. In April 1997, we acquired Trident Systems, Inc., a full service systems integrator for the solid woods sector of the forest and wood products industry, and a partner since 1995, and Nanoose Systems Corporation, a software design and engineering company, specializing in industrial scanning and optimization systems, including systems sold by Trident.

     We intend to continue our current growth strategy within our core team and through selective acquisitions, though it is important to note that we will not be making acquisitions for their own sake. Any acquisition candidate is subjected to specific metrics for market and technology position, key management strength, and accretive earnings potential.

     The Company needs to continually build and strengthen its team to meet the challenges of our growth strategy. In that regard, we continue to add key team members at all levels within the organization. In particular, in the last year, a new Vice President and Chief Financial Officer and new Vice President of Engineering joined the team. We also filled out our senior management team with the addition of a Vice President of Quality Assurance and a Vice President of Marketing. As a result of our growth and recent acquisitions, during the last year our team in total has grown from 173 to 262, including 70 new team members due to acquisitions.

     The Company's philosophy is to link team compensation to individual and Company performance. Consistent with that philosophy, stock-based compensation incentives, in particular, stock option grants, have been an essential part of our compensation program for all team members, including directors, management and other employees. Since May 1, 1996, we have granted options to purchase a total of 175,950 shares of Common Stock under the 1992 Stock Option Plan. These grants included options to purchase 110,000 shares issued to new senior management team members, with the remainder granted to existing team members in recognition of superior performance or to new team members to attract them to the Perceptron team.

     The Board of Directors has carefully considered the 1992 Amendment in light of its performance-based compensation philosophy and the Company's current growth strategy and has determined that there are insufficient shares of Common Stock available under the 1992 Stock Option Plan to continue the Company's successful history of providing compensation that is tied to increasing shareholder value. As a result, the Board of Directors has amended the 1992 Stock Option Plan, subject to shareholder approval, to increase the number of option shares available for future grant in order to permit the Company to continue to use stock option grants to build and strengthen its team. These options will be granted to long-term management team members, some of whom have not received new option grants in over three years, to existing management and team members to reward ongoing superior performance, to new management and team members and to management and team members at our new acquisitions in order to more closely align their interests with the interests of the Company and its shareholders.

     The Board of Directors believes that the 1992 Amendment will prove to be of significant benefit to the Company for the following reasons:

         - The Board of Directors believes that, historically, grants of stock options to team members have provided significant performance incentives to the team and have contributed to the Company's strong financial performance and increased shareholder value.

        - Grants of stock options have been of significant importance to the Company in attracting and retaining the high quality management team we have built and will continue to play a significant role in the competitive recruitment process as we continue to grow.

         - Stock option grants to team members joining us through acquisition are an important element of the process of integrating these team members into our organization and focusing their efforts on Company-wide objectives.

         - Stock option agreements issued under the 1992 Stock Option Plan include a vesting or holding period requirement which require team members to contribute to the Company over an extended period of time in order to benefit from these options.

         - The 1992 Stock Option Plan has been designed to encourage Common Stock ownership, with the intention of further aligning the interests of the Company's team members with the interests of shareholders.

     The enclosed Proxy Statement offers a more complete description of the 1992 Amendment. The Board of Directors encourages you to read the Proxy Statement carefully.

     THE BOARD OF DIRECTORS BELIEVES IT IS OF CRITICAL IMPORTANCE THAT THE AMENDMENT TO THE 1992 STOCK OPTION PLAN BE ADOPTED, AND WE NEED YOUR VOTE.

     We are proud of our accomplishments and look forward to building the team required to continue our efforts. We need your vote to help us attract additional talent, more fully integrate team members joining us through acquisitions and retain our exceptional team who have built shareholder value.

     Please take the time now to vote in favor of each of the proposals to be presented at the Annual Meeting by promptly returning the enclosed proxy, marked, dated and signed.


                                          Sincerely,

                                          ALFRED A. PEASE

                                          Alfred A. Pease
                                          Chairman of the Board of
                                          Directors, President
                                          and Chief Executive Officer












                                PERCEPTRON LOGO

                       ----------------------------------

                                PERCEPTRON, INC.
                          NOTICE OF ANNUAL MEETING OF
                                  SHAREHOLDERS
                            TO BE HELD JUNE 20, 1997

                       ----------------------------------

     The Annual Meeting of Shareholders of Perceptron, Inc., a Michigan corporation, will be held on Friday, June 20, 1997, at 9:00 a.m., local time, at 47827 Halyard Drive, Plymouth, Michigan 48170 for the following purposes:

     1. To elect seven directors to serve until the 1998 Annual Meeting of Shareholders.

     2. To approve and adopt an amendment to the Company's 1992 Stock Option Plan which would increase by 300,000 shares the total number of shares of the Company's Common Stock available for grant under such plan.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on May 9, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A certified list of shareholders entitled to vote at the meeting will be available for examination by any shareholder during the meeting at the corporate offices at 47827 Halyard Drive, Plymouth, Michigan 48170.

                                 By the Order of the Board of Directors

                                 THOMAS S. VAUGHN

                                 Thomas S. Vaughn, Secretary

47827 Halyard Drive
Plymouth, Michigan 48170
May 16, 1997

----------------------------------------------------------------------------
     THE VOTE OF EVERY SHAREHOLDER IS IMPORTANT, AND YOUR COOPERATION IN PROMPTLY RETURNING YOUR MARKED, DATED AND SIGNED PROXY WILL BE APPRECIATED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. YOUR PROXY WILL, HOWEVER, HELP TO ASSURE A QUORUM AND TO AVOID ADDED PROXY SOLICITATION COSTS.
----------------------------------------------------------------------------

                           -------------------------
                                PROXY STATEMENT
                           -------------------------

                                PERCEPTRON, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD AT 9:00 A.M. ON JUNE 20, 1997
                           -------------------------
                                  INTRODUCTION

     This Proxy Statement and the accompanying form of proxy, which were first mailed to shareholders on approximately May 16, 1997, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Perceptron, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the corporate offices of the Company on Friday, June 20, 1997, at 9:00 a.m., local time, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. The corporate offices of the Company are located at 47827 Halyard Drive, Plymouth, Michigan, 48170, and the Company's telephone number is
(313) 414-6100.

     Only holders of record of the Company's Common Stock, $0.01 par value (the "Common Stock") at the close of business on May 9, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Shareholders of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Annual Meeting. As of the Record Date, there were 8,016,874 shares of Common Stock outstanding and entitled to vote. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. See "Further Information -- Share Ownership of Management and Certain Shareholders" for a description of the beneficial ownership of the Common Stock.

     Directors and officers and other employees of the Company may solicit, without additional compensation, proxies by any appropriate means, including personal interview, mail, telephone, courier service and facsimile transmissions. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company's Common Stock to forward proxy soliciting material to the beneficial owners of such shares and the Company will reimburse such record holders for their reasonable expenses incurred in connection therewith. The cost of soliciting proxies, including the preparation, assembling and mailing of the Notice of Meeting, Proxy Statement, form of proxy and any other soliciting material, as well as the cost of forwarding such material to the beneficial owners of Common Stock, will be borne by the Company.

     Shares represented by a duly executed proxy, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions of the shareholder thereon if the proxy is received by the Company before the close of business on June 19, 1997. Shares represented by a proxy received after that date will be voted if the proxy is received by the Company in sufficient time to permit the necessary examination and tabulation of the proxy before the vote of shareholders is taken. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at the Company's corporate offices at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

     For purposes of determining the number of votes cast with respect to the election of directors and the proposal to amend the 1992 Stock Option Plan, only those cast "for" or "against" are included. Abstentions are counted only for purpose of determining whether a quorum is present at the Annual Meeting. Broker non-votes are not counted for any purpose.

                       MATTERS TO COME BEFORE THE MEETING
            --------------------------------------------------------

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     At the Annual Meeting, Shareholders will be asked to elect a board of seven directors to hold office, in accordance with the Bylaws of the Company, until the 1998 annual meeting and until the election and qualification of their successors, or until their resignation or removal. The following table sets forth information regarding the nominees for election to the Company's Board of Directors. The shares represented by properly executed proxies will be voted in accordance with the specifications made therein. PROXIES WILL BE VOTED "FOR" THE ELECTION OF SUCH NOMINEES UNLESS THE SPECIFICATION IS MARKED ON THE PROXY INDICATING THAT AUTHORITY TO DO SO IS WITHHELD. If a nominee is unable to serve or, for good cause, will not serve, the proxy confers discretionary authority to vote with respect to the election of any person to the Board. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected to the Board of Directors. Shares may not be voted cumulatively for the election of directors.

     The nominees named below have been selected by the Board of Directors of the Company. The following information with regard to business experience has been furnished by the respective nominees for director.

                                    POSITION, PRINCIPAL OCCUPATIONS AND
           NAME AND AGE             OTHER DIRECTORSHIPS
           ------------             ----------------------------------
David J. Beattie, 55..............  Mr. Beattie has been Senior Vice
                                    President Sales and Marketing of
                                    McNaughton -- McKay Electric Company
                                    ("MME") since February 1997, where he is
                                    responsible for all sales and marketing
                                    activities, strategic planning,
                                    engineering and related services. In
                                    addition, he serves as Chief Operating
                                    Officer of MME's Southern Region. He has
                                    been employed by MME since 1978 in
                                    various capacities including Chief
                                    Engineer, Sales Manager and Vice
                                    President. MME is a distributor of
                                    industrial automation products and
                                    services. Mr. Beattie served as a
                                    director of Trident Systems, Inc.
                                    prior to its acquisition by the Company
                                    in April 1997.

Philip J. DeCocco, 59.............  Mr. DeCocco has been a director of the
                                    Company since 1996. Mr. DeCocco has been
                                    President of Sturges House, Inc., a
                                    company founded by Mr. DeCocco, since
                                    1983. Sturges House, Inc. offers
                                    executive recruiting and management
                                    consulting services in human resources,
                                    strategic planning, executive
                                    development and organization design and
                                    development to various companies.

Robert S. Oswald, 55..............  Mr. Oswald has been a director of the
                                    Company since 1996.  Mr. Oswald has been
                                    Chairman, President and Chief Executive
                                    Officer of Bosch Corporation, a
                                    manufacturer of automotive components
                                    and systems, since July 1996 and prior
                                    to that time, from January 1994 to June
                                    1996 was President and Chief Executive
                                    Officer of such company. From October

                                    1990 to December 1993, Mr. Oswald was
                                    President of the Original Equipment
                                    Manufacturer's Division of Bosch
                                    Corporation. Mr. Oswald serves as a
                                    director of Robert Bosch, Gmbh,
                                    Associated Fuel Pump Systems Corporation and Bosch Corporation.

Alfred A. Pease, 51...............  Mr. Pease has been a director of the
                                    Company since 1996 and Chairman of the
                                    Board since July 1996. Since February
1996,
                                    Mr. Pease has been President and Chief
                                    Executive Officer of the Company. From
                                    November 1993 to February 1996, Mr.
                                    Pease as President and founder of
                                    Digital Originals, Inc., a manufacturer
                                    of digital imaging products and related
                                    software. From December 1990 to October
                                    1993, Mr. Pease served as Product Line
                                    Director of Advanced Micro Devices,
                                    Inc., a manufacturer of semi-conductor
                                    products.



Harry T. Rein, 52.................  Mr. Rein has been a director of the
                                    Company since 1985.  Since 1987, he has
                                    been Managing General Partner and
                                    founder of Canaan Partners, a venture
                                    capital firm. Mr. Rein also serves as a
                                    director of Anadigics, Inc. and a
                                    director of various private
                                    corporations.

Louis R. Ross, 65.................  Mr. Ross has been a director of the
                                    Company since 1996. Mr. Ross owns and
                                    operates Ross Consulting Inc., a company
                                    which provides consulting services in
                                    quality management, manufacturing and
                                    investments. Mr. Ross retired in January
                                    1996 as Vice Chairman and Chief
                                    Technical Officer of Ford Motor Company
                                    ("Ford") and as a member of Ford's
                                    Office of Chief Executive and its Board
                                    of Directors. Mr. Ross was a member of
                                    Ford's Board of Directors and Ford's
                                    Office of Chief Executive since 1985,
                                    and Vice Chairman since 1993. From
                                    October 1991 to January 1993, he served
                                    as Executive Vice President and Chief
                                    Technical Officer of Ford, and from May
                                    1989 to October 1991, he was Executive
                                    Vice President International Automotive
                                    Operations of Ford.

Terryll R. Smith, 47..............  Mr. Smith has been a director of the
                                    Company since 1996. Since February 1996,
                                    Mr. Smith has been Group Vice President,
                                   Sales and Marketing of Advanced Micro
                                   Devices, Inc. ("AMD"), a manufacturer of
                                   integrated circuits. From January 1994
                                   to February 1996, Mr. Smith was Group
                                   Vice President, Applications Solutions
                                   Products of AMD. From October 1992 to
                                   January 1994, Mr. Smith was Vice
                                   President, International Sales and
                                   Marketing and from March 1989 to October
                                   1992, was Vice President, European
                                   Sales, Marketing and Operations of AMD.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors is responsible for direction of the overall affairs of the Company. Directors of the Company are elected to serve until their successors are elected. The Board of Directors and each committee thereof meet formally from time to time and also take action by consent resolutions. During the year ended December 31, 1996, the Board of Directors met a total of seven times and took action by consent resolution on occasion. All of the current directors who are standing for re-election attended at least 75% of the total meetings of the Board of Directors, and of any committee on which they served, held during the period in 1996 in which they served as directors or members of any such committees.

     The Board of Directors has delegated certain authority to an Audit Committee, a Management Development and Compensation Committee, a Stock Option Committee and an Executive and Nominating Committee to assist it in executing its duties. The composition and principal functions of each Committee are as follows:

     Audit Committee. The Audit Committee is comprised of two members of the Board of Directors: Messrs. Oswald and Ross. The principal functions of the Audit Committee are to nominate the accounting firm to be appointed as the Company's independent certified public accountants and to review the plan and scope of the audit, the report of the audit upon its completion and the adequacy of the Company's internal accounting procedures and controls. The Audit Committee also reviews the nature and extent of all services provided to the Company by such accountants and evaluates their fees and the effects of such services upon their independence. The Audit Committee held two meetings in 1996.

     Management Development and Compensation Committee. The Management Development and Compensation Committee ("Management Development Committee") is comprised of three members of the Board of Directors: Messrs. DeCocco, Rein and Paul E. Rice, who is not standing for reelection to the Board of Directors. The principal functions of the Committee are to review the Company's compensation programs, to establish the compensation programs for the Company's executive officers, and to review and approve annual bonuses to be paid to such executive officers. The Committee met once in 1996, and took action by consent resolution on a number of occasions in 1996.

     Stock Option Committee. The Stock Option Committee is comprised of two members of the Board of Directors: Messrs. Rein and Rice. The Committee administers the Company's Stock Option Plans. The Committee met twice in 1996 and took action by consent resolution on a number of occasions in 1996.

     Executive and Nominating Committee. The Executive and Nominating Committee is comprised of five members: Messrs. Pease, Dwight D. Carlson, who is not standing for reelection to the Board of Directors, Rein, Rice and Smith. The Committee is generally authorized to act on behalf of the Board of Directors between meetings of the Board. The Committee's duties also include recommending to the Board of Directors the nominees to stand for election as directors at each annual meeting of shareholders and recommending to the Board of Directors the directors to serve on the standing committees of the Board. Recommendations by shareholders of possible director nominees may be addressed to the Executive and Nominating Committee of the Board of Directors in care of the Secretary of the Company and will be forwarded to the Committee for consideration. The Committee met four times in 1996 and took action by consent resolution on a number of occasions in 1996.

             PROPOSAL 2 -- AMENDMENT TO THE 1992 STOCK OPTION PLAN

PROPOSED AMENDMENT TO THE 1992 PLAN

     The Company proposes to amend the 1992 Stock Option Plan (the "1992 Plan") to increase the total number of shares of Common Stock available for grant under such plan by 300,000 shares, from 1,814,286 to 2,114,286. Of the 1,814,286 shares available under the 1992 Plan, as of March 31, 1997, 127,283 shares are available for future grants, 944,311 shares are reserved for outstanding grants under the 1992 Plan and the remainder have been issued upon exercise of stock options previously granted under the 1992 Plan.

     This amendment is necessitated by the fact that there are insufficient shares of Common Stock currently available under the 1992 Plan for the Company to continue to grant options to new and existing officers, managers and other team members. This amendment, if approved by the shareholders of the Company, will permit the continued use of options to attract new executives and other team members, to more fully integrate team members joining the Company in connection with recent acquisitions and to retain and incent the Company's existing team.


     The Company's executive officer and management compensation program reflects the Company's philosophy that executive compensation should be linked to performance. As a result, a substantial portion of each such executive's cash compensation is paid in the form of a bonus which is earned only if the Company achieves established performance standards. Similarly, the Company's Stock Option Committee (the "Stock Option Committee") has historically favored stock-based compensation incentives for the Company's executives, such as stock options which permit the executives to buy a specified number of shares of Common Stock at the fair market value on the date an option is granted. Such stock options gain value only if the price of the Common Stock increases above the exercise price.

     The Company has also historically utilized stock option grants as part of its compensation program for all team members, reflecting the Company's philosophy of linking compensation to performance. The Board of Directors believes that it is appropriate to link compensation at all levels within the organization to performance and to continue such practice through future grants of stock options. In addition, the Company believes that the use of stock option grants to team members helps to provide an incentive for their continued employment and otherwise more closely aligns their interests with those of the Company and its shareholders.

     Further, as the Company continues to grow, it has a continuing need to attract highly qualified executives and other team members to meet the Company's personnel requirements. The Company utilizes stock options as part of a standard compensation package developed to attract such candidates.

     The Company has completed three acquisitions since January 1, 1997 and continues to explore other acquisition opportunities. A key to the success of these acquisition efforts is the process of integrating these new team members into the organization. The Company believes that stock option grants to these new team members are an important element of this process and help to more quickly align their interests with the interests of the Company and its shareholders.

     If the 1992 Plan is amended as proposed, the Company intends to continue to use stock options as a key component of its executive and team compensation program as described above.

     If the proposed amendment to the 1992 Plan is not approved, the Company believes that the number of available option shares under the 1992 Plan would be inadequate to meet the Company's needs and would significantly impede the Company's ability to attract new team members, including new executives, to integrate team members joining the Company in connection with acquisitions and to retain existing key team members.

REQUIRED VOTE

     Approval of the proposed amendment to the 1992 Plan requires the affirmative vote of holders of a majority of the shares present, or represented, and entitled to be voted at the Annual Meeting. Abstentions will have the effect of a vote against approval of the 1992 Plan and broker non-votes will have no effect.

     PROXIES WILL BE VOTED "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1992 PLAN UNLESS OTHERWISE INDICATED ON THE PROXY.

THE 1992 STOCK OPTION PLAN

     The 1992 Plan was adopted by the Board of Directors on April 21, 1992 and approved by the shareholders on April 27, 1992 and has been amended on severaloccasions thereafter. Most recently the Plan was amended on May 13, 1997 to increase the total number of shares of Common Stock available for grant under such plan from 1,814,286 to 2,114,286. Such amendment is being submitted to the shareholders for approval at the Annual Meeting.

     As of March 31, 1997, an aggregate of 1,071,594 shares of the Common Stock are currently reserved for issuance upon the exercise of options granted under the 1992 Plan, and an additional 300,000 will be reserved upon approval of the proposed amendment to the 1992 Plan. If, for any reason, an option lapses, expires or terminates without having been exercised in full, the unpurchased shares covered thereby are again available for grants of options under the 1992 Plan. In addition, if the option is exercised by an optionee through the retention by the Company of a portion of the option in payment of the exercise price of such option or by delivery to the Company of shares previously acquired pursuant to options granted under the 1992 Plan, then shares of Common Stock underlying the retained option and shares of Common Stock delivered in payment of the exercise price of an option as described above will again be available for grants of options under the 1992 Plan.

     Pursuant to the 1992 Plan, employees of the Company (approximately 262 persons) may be granted incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and other persons (including employees) may be granted nonqualified options to acquire Common Stock. The purpose of the 1992 Plan is to encourage employees of the Company and certain other key persons to acquire Common Stock. The Company believes that stock option grants to employees help to provide an incentive for their continued employment and otherwise more closely align their interests with those of the Company and its shareholders.

     The 1992 Plan presently is administered by the Stock Option Committee. Subject to the express provisions of the 1992 Plan, the Stock Option Committee has authority, in its discretion, to determine which employees and other persons receive options, the times when options shall be granted, the exercise price of each option, the period during which each option may be exercised, the number of shares subject to each option and the terms of the respective option agreements covering each option granted under the 1992 Plan. The Stock Option Committee may set aside a fixed number of shares of Common Stock out of the shares available under the 1992 Plan for grants by the President to employees of the Company who are not executive officers of the Company.

     Stock options granted under the 1992 Plan are exercisable upon such terms as the Stock Option Committee, in its discretion, may determine. No option granted under the 1992 Plan may be exercisable more than ten years from the date upon which it was granted. In addition, no option granted under the 1992 Plan may be exercisable within six months from the date of grant by persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. No ISO shall be exercisable by any employee who has not been in the continuous employ of the Company for a period of at least one year from the date of grant. Employees possessing more than ten percent of the voting stock of the Company are eligible to receive ISOs; provided, however, that the option price of ISOs granted to such employees shall not be less than 110% of the fair market value of the shares covered by the ISOs on the date of grant and such ISOs shall not be exercisable more than five years after the date of grant. The exercise price of nonqualified options granted under the 1992 Plan shall be no less than fair market value of the Common Stock on the date of grant. The last reported sale price of the Common Stock, as quoted on The Nasdaq Stock Market's National Market (the "Nasdaq National Market"), on May 13, 1997 was $29.125 per share.

     The exercise price is payable in full in cash at the time of purchase; or in shares of Common Stock, (but generally, only if such shares have been owned for at least six months); or, in the case of nonqualified stock options or in the case of ISOs issued on or after May 21, 1993, the exercise price may be paid by delivery to the Company of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the participant's broker to deliver to the Company sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm ("cashless exercise" procedure); or, in the case of nonqualified stock options or in the case of ISOs issued on or after October 21, 1994, the option exercise price may be paid through the retention by the Company of shares of Common Stock which would otherwise be transferred to the optionee upon the exercise of exercisable options, with such retained shares having a value equal to the difference between the fair market value of the shares being retained (determined as of the date of exercise of the options), less the exercise price of such options, (but, generally, only if the optionee then owns, and has owned for at least six months, at least an equal number of shares of Common Stock as the option shares being retained); or, in the case of ISOs issued prior to January 1, 1997, may be paid in three installments as hereinafter provided; or, a combination of the foregoing. In the event of payments in installments, 50% of the purchase price shall be paid on the date of exercise and on such date the exercising optionee shall execute and deliver to the Company such optionee's promissory note making such optionee personally liable to pay the balance of the purchase price in two installments on the first and second anniversaries of the date of exercise. Such promissory note shall bear interest at a rate determined by the Stock Option Committee and shall be secured by a pledge of the Common Stock being purchased.

     Generally, if the employment by the Company of any optionee who is an Employee (as defined in the 1992 Plan) shall terminate for any reason, other than by death or total and permanent disability, any option which such optionee is entitled to exercise on the date of such termination shall be exercisable by the optionee at any time on or before the earlier of the expiration date of the option or three months after the date of such termination, but only to the extent of the accrued right to purchase at the date of such termination. If the employment of any optionee who is an Employee shall be terminated because of total and permanent disability of such optionee, the option shall be exercisable by the optionee at any time on or before the earlier of the expiration date of the option or one year after the date of such termination of employment, but only to the extent of the accrued right to purchase at the date of such termination. If any optionee shall die while employed by the Company and, if at the date of death, the optionee shall be entitled to exercise an option, such option may be exercised by any person who acquires the option by bequest or inheritance or by reason of the death of the optionee, or by the executor or administrator of the estate of the optionee, at any time before the earlier of the expiration date of the option or one year after the date of death of the optionee, but only to the extent of the accrued right to purchase at the date of death.

     Certain option agreements issued to officers of the Company contain a provision accelerating the exercisability of options granted under the 1992 Plan in the event of their termination of employment under certain circumstances, including terminations of an officer's employment without cause. All agreements issued to date under the 1992 Plan contain provisions accelerating the exercisability of options granted under the 1992 Plan in the event of certain mergers and sales of all or substantially all of the assets of the Company.

     See "Further Information -- Compensation of Directors and Executive Officers -- Termination of Employment and Change of Control Arrangements" for a description of additional provisions applicable to the executive officers named in the Summary Compensation Table.

AMENDMENT OR TERMINATION

     The 1992 Plan may be suspended or terminated in its entirety at any time by the Board of Directors. In addition, the Board of Directors may suspend, terminate or amend the 1992 Plan at any time without the approval of shareholders; provided, however, that the approval of shareholders is required for any amendment which: (i) increases the total number of shares of stock which may be issued and sold under the 1992 Plan; (ii) decreases the minimum option price; (iii) alters the class of employees eligible for grants of options; (iv) increases the maximum term of options granted under the 1992 Plan; (v) reduces the period of time after the date of grant during which an employee must remain in the employ of the Company in order to exercise an option; (vi) increases the term of the 1992 Plan; (vii) withdraws the administration of the 1992 Plan from the Board of Directors; or (viii) otherwise materially increases the benefits accruing to participants under the 1992 Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. Under the Code as now in effect, at the time an ISO is granted or exercised, the optionee will not recognize income and the Company will not be entitled to any deduction. However, the difference between the exercise price and the fair market value of the purchased shares on the date of exercise is a tax preference item which may be subject to the federal alternative minimum tax in the year the ISO is exercised. The holder of an ISO generally will be accorded long-term capital gain or loss treatment on the disposition of Common Stock acquired by exercise of the option; provided that the disposition (i) occurs more than two years from the date of grant, and (ii) one year from the date of exercise. An optionee who disposes of shares acquired upon exercise of an ISO prior to the expiration of the foregoing holding periods recognizes ordinary income upon the disqualifying disposition equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise or the date of disposition. Any appreciation between the date of exercise and date of disposition is taxed as long or short-term capital gain, depending upon the holding period of the shares. Payment of the exercise price by surrendering shares of Common Stock generally will not result in the recognition of a gain or loss on the shares surrendered. If an ISO is exercised by the retention by the Company of shares of Common Stock underlying ISOs under the 1992 Plan, the optionee will recognize ordinary income in the year the option is exercised equal to the difference between the fair market value of the Common Stock underlying the retained options on the date of exercise and the exercise price of such options. The optionee's basis for the newly acquired shares will be equal to the fair market value of the shares on the exercise date and the optionee's holding period will begin on the day after the date of exercise. To the extent ordinary income is recognized by the optionee, the Company may deduct a corresponding amount as compensation.

     Nonqualified Stock Options. Upon the exercise of a nonqualified option, an optionee will recognize ordinary income equal to the difference between the option price and the fair market value of the Common Stock at the time of exercise. When the optionee disposes of shares acquired by the exercise of an option, the amount received in excess of the fair market value on the date of exercise will be treated as long or short-term capital gain, depending on the holding period of the shares. Payment of the option price for shares of Common Stock by surrender of shares of Common Stock previously owned by the optionee will not give rise to a recognized gain on the shares surrendered. If a nonqualified option is exercised with payment by Common Stock, to the extent the number of new shares received upon the exercise of a nonqualified option exceeds the number of shares surrendered upon the exercise of such option, the fair market value of the additional shares on the date the option is exercised, reduced by the amount of any cash paid by the optionee upon the exercise of the option, will be taxable to the optionee as ordinary income in the year the option is exercised. The optionee's basis and holding period for the number of newly-acquired shares equal to the number of surrendered shares will carry over from the surrendered shares on a share-for-share basis. The optionee's basis in the remaining shares will equal the fair market value of the shares on the exercise date, and the optionee's holding period will begin on the day after the date on which the optionee's tax basis is determined. If a nonqualified option is exercised by the Company's retention of shares of Common Stock underlying options under the 1992 Plan, the optionee will recognize ordinary income in the year the option is exercised equal to the difference between the fair market value of the Common Stock underlying the retained options on the date of exercise and the exercise price of such options. The optionee's basis for the newly acquired shares will be equal to the fair market value of the shares on the exercise date and the optionee's holding period will begin on the day after the date of exercise. To the extent ordinary income is recognized by the optionee, the Company may deduct a corresponding amount as compensation.

STOCK OPTIONS GRANTED UNDER THE 1992 PLAN

     The following table lists each person named in the Summary Compensation Table under "Further Information -- Executive Compensation -- Summary Compensation Table" below, all director nominees, all current executive officers as a group, all current directors (other than executive officers) as a group, each associate of the foregoing persons, each other person who received or is to receive at least five percent of the options under the 1992 Plan, and all current team members of the Company (other than executive officers) as a group, indicating the number and weighted average exercise price of options granted under the 1992 Plan to each of the foregoing, as of March 31, 1997. The table does not include options previously granted under the Company's 1983 Stock Option Plan or Directors Stock Option Plan.





                                                              OPTIONS GRANTED      WEIGHTED AVERAGE
 NAME AND PRINCIPAL POSITION                                UNDER 1992 PLAN (1)     EXERCISE PRICE
 ---------------------------                                -------------------    ----------------
Alfred A. Pease, President, Chief Executive Officer and
  Chairman of the Board, Director Nominee...................    200,000(2)            $20.87
Neil E. Barlow, Executive Vice President -- International...     62,961(3)              6.21
Dwight D. Carlson, Vice Chairman of the Board, Former
  President and Chief Executive Officer.....................    263,191(4)              5.14
James Ratigan, Former Executive Vice President and Chief
  Financial Officer.........................................    172,500(5)              7.33
All Current Executive Officers as a Group (3 persons).......    297,961(2)(3)          19.61
All Current Directors (other than Executive Officers) as a
  Group (7 persons).........................................    263,191(4)              5.14
David J. Beattie, Director Nominee..........................    0
Philip J. DeCocco, Director Nominee.........................    0
Robert S. Oswald, Director Nominee..........................    0
Harry T. Rein, Director Nominee.............................    0
Paul E. Rice, Director Nominee..............................    0
Louis R. Ross, Director Nominee.............................    0
Terryll R. Smith, Director Nominee..........................    0
James E. McGrath, Former Chairman of the Board and Former
  Director..................................................    120,000(6)              3.71
All Current Team Members (other than Executive Officers) as
  a Group...................................................    687,703                14.42


-------------------------
(1) All options are ISOs, except that 182,980, 7,002, 193,973, 131,595,
120,000,
    and 66,488 shares held by Messrs. Pease, Barlow, Carlson, Ratigan, McGrath, one other executive officer and certain other officers or former officers, respectively, are nonqualified options. The exercise price of all options is equal to 100% of the fair market value of the Common Stock on the date of grant.

(2) Mr. Pease's options become exercisable in cumulative annual installments of 25% beginning February 14, 1997 and expire on the earlier of February 14, 2006 or, if earlier, one year after Mr. Pease's death or permanent disability or three months after Mr. Pease's termination of employment. In the event that Mr. Pease's employment is terminated without cause, after July 14, 1996, options for 66,667 shares that are not then exercisable become exercisable. As of March 31, 1997, Mr. Pease held unexercised options for 200,000 shares of Common Stock under the 1992 Plan, of which 50,000 options are exercisable.

(3) Options for 37,500 shares held by Mr. Barlow expire on July 6, 2003 and options for 25,461 shares held by Mr. Barlow, expire on December 31, 1998, or, if earlier, one year after Mr. Barlow's death or permanent disability or three months after Mr. Barlow's termination of employment.

    Options for 18,750 shares held by Mr. Barlow, become exercisable in cumulative annual installments of 25% beginning July 6, 1994, and such options become exercisable in the event that Mr. Barlow's employment is terminated without cause.

    Options for 18,750 shares held by Mr. Barlow, become exercisable in cumulative annual installments of 25% beginning April 1, 1995. Options for 25,461 shares held by Mr. Barlow become exercisable in cumulative annual installments of 25% beginning December 31, 1994. As of March 31, 1997, Mr. Barlow held unexercised options for 21,610 shares of Common Stock, of which no options are exercisable.

(4) Options for 225,000 shares held by Mr. Carlson expire on July 6, 2003 and options for 38,191 shares held by Mr. Carlson expire on December 31, 1998, or, if earlier, one year after Mr. Carlson's death or permanent disability or three months after Mr. Carlson's termination of employment. Options for 112,500 shares held by Mr. Carlson became exercisable in cumulative annual installments of 25% beginning July 6, 1994. Options for 112,500 shares held by Mr. Carlson become exercisable in cumulative annual installments of 25% beginning on April 1, 1995. The remaining options for 38,191 shares become exercisable in cumulative annual installments of 25% beginning December 31, 1994. In the event that Mr. Carlson's employment is terminated without cause, all options held by Mr. Carlson, to the extent not then exercisable, will become immediately exercisable. As of March 31, 1997, Mr. Carlson held unexercised options for 108,470 shares of Common Stock under the 1992 Plan, of which 5,000 options are exercisable.

(5) Mr. Ratigan's options were fully exercised prior to their expiration in November 1996. Pursuant to the terms of Mr. Ratigan's options, such options expired on December 13, 1998, or, if earlier, one year after Mr. Ratigan's death or permanent disability or three months after Mr. Ratigan's termination of employment. Of the options held by Mr. Ratigan, options for 30,000 shares originally became exercisable in cumulative 50% increments on December 13, 1995 and 1996. In August 1996, the terms of such options were amended so that they became exercisable as follows:
    11,250 on August 16, 1993, 3,750 on December 13, 1995 and 2,500 on each of January 1, 1996, February 1, 1996, April 1, 1996, May 1, 1996 and June 1, 1996. The remaining options for 142,500 shares originally became exercisable in cumulative installments as follows: 43,125 on June 13, 1994, 43,125 on December 13, 1994, 28,125 on December 13, 1995, 14,490
    on December 13, 1996 and 13,635 on January 1, 1997. In August 1995, the terms of such options were amended so that the options that were not exercisable became exercisable as follows: 21,094 on August 16, 1995, 7,030 on December 13, 1995, 4,688 on each of January 1, 1996, February 1, 1996, March 1, 1996 and April 1, 1996, and 4,687 on each of May 1, 1996 and June 1, 1996. In April 1996, the terms of such options were amended so that all such options would become exercisable upon the termination of Mr. Ratigan's employment without cause prior to August 31, 1996.

(6) Mr. McGrath's options have been fully exercised. Mr. McGrath's options expired on May 21, 2003 or, if earlier, one year following Mr. McGrath's death.
                                FURTHER INFORMATION

                               EXECUTIVE OFFICERS

     The officers listed below were appointed by the Board of Directors and serve in the capacities indicated. Executive officers are normally appointed annually by the Board of Directors and serve at the pleasure of the Board.








                                            POSITION, PRINCIPAL OCCUPATIONS AND
           NAME AND AGE                                   OTHER DIRECTORSHIPS
           ------------                     -----------------------------------
Alfred A. Pease, 51...............    President and Chief Executive Officer since February 1996.
                                      Mr. Pease's business experience is described under "Proposal
                                      1 -- Election of Directors."

Neil E. Barlow, 41................    Mr. Barlow is Executive Vice President -- International and
                                      has been an Executive Vice President of the Company in
                                      various capacities since January 1990. In addition, Mr.
                                      Barlow is and has been Managing Director of the Company's
                                      European subsidiaries for more than five years. Prior to
                                      that, he had held various positions at the Company including
                                      Director of Manufacturing and Vice President of Engineering.

John G. Zimmerman, 56.............    Mr. Zimmerman has been Vice President and Chief Financial
                                      Officer of the Company since June 1996. Prior to that time, he was, from 1994 to 1996, Group Vice President and Chief
                                      Financial Officer of Sandy Corporation, a training,
                                      communications and consulting corporation primarily focused in the automotive industry, and from, 1990 to 1993, was
                                      Senior Vice President, Finance and Treasurer of Software
                                      Alternatives, Inc, a company which provides software
                                      applications and solutions for businesses. Software
                                      Alternatives, Inc. filed a Chapter 11 bankruptcy petition in
                                      June 1992, which was dismissed in 1993.

             SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Common Stock by each person known by management of the Company to be the beneficial owner of more than five percent of its outstanding Common Stock. The number of shares reported is as of the dates indicated in the footnotes below. The percentage of class is based on 7,698,836 shares of Common Stock outstanding on April 25, 1997. The information as to each person has been furnished by such person and, except as where otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.


                    NAME AND ADDRESS                            AMOUNT AND NATURE
                   OF BENEFICIAL OWNER                       OF BENEFICIAL OWNERSHIP     PERCENT OF CLASS
                   -------------------                       -----------------------     ----------------
Pilgrim Baxter & Associates,
  Harold J. Baxter and Gary L. Pilgrim
  1255 Drummers Lane, Suite 300
  Wayne, Pennsylvania 19087..............................            692,700(1)                9.0%

U.S. Trust Company of New York
  14 W. 47th Street,
  New York, New York 10036...............................            412,131(2)                5.4%

-------------------------
(1) Based upon their statement on Schedule 13G dated March 12, 1997. Messrs. Baxter and Pilgrim share voting power with respect to the shares of Common Stock.

(2) Based upon its statement on Schedule 13G dated February 14, 1996.

BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to beneficial ownership of the Common Stock by each of the directors and director nominees, the persons named in the Summary Compensation Table and by all directors and executive officers as a group as of April 25, 1997, unless otherwise indicated. The information as to each person has been furnished by such person and, except as where otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.


                    NAME AND ADDRESS                            AMOUNT AND NATURE
                 OF BENEFICIAL OWNER(1)                      OF BENEFICIAL OWNERSHIP     PERCENT OF CLASS
                 ----------------------                      -----------------------     ----------------
David J. Beattie.........................................                 --                --
Dwight D. Carlson(2)(3)..................................             73,289                 *
Philip J. DeCocco(2).....................................                500                 *
Robert S. Oswald(2)......................................                 --                --
Alfred A. Pease(2)(4)....................................             50,000                 *
Harry T. Rein(2)(5)......................................             16,870                 *
Paul E. Rice(2)(6).......................................            165,000               2.1%
Louis R. Ross(2).........................................              2,000                 *
Terryll R. Smith(2)......................................                 --                --
Neil E. Barlow(7)........................................             15,715                 *
James A. Ratigan.........................................                223                 *
Directors and executive officers as a group
  (10 persons)(3)(4)(5)(6)(7)............................            323,597               4.0%

-------------------------
 *  Less than 1% of class

(1) The address for Messrs. Beattie, Carlson, DeCocco, Oswald, Pease, Rein, Rice, Ross, Smith, Barlow and Ratigan is 47827 Halyard Drive, Plymouth, Michigan 48170.

(2) Serves as a member of the Board of Directors of the Company.

(3) Mr. Carlson is not standing for reelection to the Board of Directors. Includes options to purchase 33,125 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of April 25, 1997.

(4) Represents options to purchase 50,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of April 25, 1997.

(5) Consists of 1,869 shares of Common Stock owned by Canaan Venture Partners L.P. and 1 share of Common Stock owned by Canaan Venture Offshore Management, N.V., with respect to which Mr. Rein shares voting and dispositive power but disclaims beneficial ownership. Also includes options to purchase 15,000 shares of Common Stock, which are presently exercisable.

(6) Mr. Rice is not standing for reelection to the Board of Directors. Consists of 150,000 shares of Common Stock owned by the State Treasurer of the State of Michigan, Custodian of Public School Employees' Retirement System; State Employees' Retirement System; Michigan State Police Retirement System; Judges' Retirement System; and Probate Judges' Retirement System ("State of Michigan Pension Funds"), of which Mr. Rice is the State Administrator. Also includes options to purchase 15,000 shares of Common Stock, which are presently exercisable and which will be exercised at the discretion of the State of Michigan Pension Funds. Shares of Common Stock received by Mr. Rice in connection with the exercise of such options are required to be delivered to the State of Michigan Pension Funds. Mr. Rice shares voting and dispositive power but disclaims beneficial ownership of these shares.

(7) Includes options to purchase 4,688 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of April 25, 1997.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during the Company's last fiscal year. All of these filing requirements were satisfied by the Company's officers, directors and ten percent shareholders, except that Messrs. Oswald and DeCocco each failed to file on a timely basis one report relating to a single transaction in Common Stock beneficially owned by him. In making these statements, the Company has relied on the written representations of its directors, officers and ten percent shareholders and copies of the reports that have been filed with the Commission.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     All of the members of the Board of Directors who are not employed by the Company receive $1,000 for each Board meeting attended. In addition, directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings. Directors are also eligible to participate in the Company's Stock Option Plan (the "1992 Plan").

     All of the members of the Board of Directors who are not employed by the Company (other than the Chairman of the Board) (the "Eligible Directors") participate in the Directors Stock Option Plan (the "Directors Plan"). On February 9, 1995, each Eligible Director was granted an option to purchase 15,000 shares of Common Stock ("Initial Option") with an exercise price of $12.83. Any additional Eligible Director who is first elected or appointed after February 9, 1995 will receive an Initial Option to purchase 15,000 shares of Common Stock on the date of his or her election or appointment. In addition, each Eligible Director who has been a director for six months before the date of each Annual Meeting of Shareholders held during the term of the Directors Plan automatically will be granted, as of the date of such Annual Meeting, an option to purchase an additional 1,500 shares of Common Stock (an "Annual Option"). The Directors' Plan expires on February 9, 2000. The exercise price of options granted under the Directors Plan is the last reported sale price per share of the Company's Common Stock as quoted on The Nasdaq Stock Market's National Market on the date of grant. Each option granted under the Directors Plan as an Initial Option becomes exercisable in full on the first anniversary of the date of grant. Options granted as Annual Options become exercisable in three annual increments of 33 1/3% of the shares subject to the option. The exercisability of such options is accelerated in the event of the occurrence of certain changes in control of the Company. All options granted under the Plan are exercisable for a period of ten years from the date of grant, unless earlier terminated due to the termination of the Eligible Director's service as a director of the Company.

     In May 1993, the Company engaged James E. McGrath to serve as Chairman of the Board of the Company. Mr. McGrath was paid $5,000 per month for his services as Chairman of the Board, through July 12, 1996. Mr. McGrath was granted nonqualified stock options to purchase 120,000 shares of Common Stock, all of which were immediately exercisable at an exercise price of $3.71 per share, which was the fair market value of the Common Stock on the date such options were granted. Such options expire on the earlier of May 21, 2003 or one year following Mr. McGrath's death. By April 15 of the year following an exercise of Mr. McGrath's option, Mr. McGrath will receive a payment equal to the difference between Mr. McGrath's actual federal income tax liability for the calendar year in which an exercise of Mr. McGrath's option occurs and the amount Mr. McGrath's federal income tax liability for the calendar year of such exercise would have been if Mr. McGrath's option had been an incentive stock option rather than a nonqualified stock option, the shares received upon exercise of the option had been sold at the date of exercise at the exercise price and such shares had been held for more than one year at that date (the "Tax Differential Payment"), plus an amount required for the payment to be received on a After-Tax Basis. After-Tax Basis means the amount of the Tax Differential Payment supplemented by a further payment so that the sum of the two payments, after deduction of all federal, state and local taxes resulting from the receipt of such two payments, shall be equal to the Tax Differential Payment. Of the stock options granted to Mr. McGrath, options to purchase 26,944 shares were exercised in 1996, and no options were outstanding at April 25, 1997. On February 4, 1997, the Company paid Mr. McGrath $173,957 representing the Tax Differential Payment due Mr. McGrath related to the options he exercised in 1996.

                             EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information as to compensation paid by the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1994, 1995, and 1996 to (i) the Company's Chief Executive Officer, (ii) the Company's executive officers at December 31, 1996 (other than the Chief Executive Officer) whose aggregate annual salary and bonus exceeded $100,000 and (iii) two former executive officers, who during portions of the fiscal year ended December 31, 1996 were classified as executive officers for purposes of the Commission's regulations, whose aggregate annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG TERM
                                                                                     COMPENSATION
                                     ANNUAL COMPENSATION             OTHER              AWARDS
      NAME AND                     -----------------------          ANNUAL           ------------         ALL OTHER
 PRINCIPAL POSITION      YEAR      SALARY($)      BONUS($)      COMPENSATION(1)       OPTIONS(#)       COMPENSATION($)
 ------------------      ----      ---------      --------      ---------------       ----------       ---------------
Alfred A. Pease......    1994         --             --             --                  --                 --
  President, Chief       1995         --             --             --                  --                 --
  Executive Officer      1996      $175,000       $104,778       $42,120(3)           200,000              $51,177(4)
  and Chairman of the
  Board(2)

Neil E. Barlow.......    1994       125,000         82,508          --                  --                   7,108(5)
  Executive Vice         1995       132,500         89,524          --                  --                   5,958(6)
  President --           1996       141,800         77,299          --                  --                   9,098(7)
  International

Dwight D. Carlson,...    1994       146,000         88,354          --                  --                  12,059(5)
  Vice Chairman          1995       155,000        129,156          --                  --                  12,380(6)
  of the Board of        1996       155,000         94,026          --                  --                  12,510(7)
  Directors; Former
  President and Chief
  Executive
  Officer(8)

James A. Ratigan.....    1994       125,000         82,508        18,878(10)            --                  25,810(5)
  Former Executive       1995       132,500         89,524          --                  --                   6,958(6)
  Vice President,        1996       116,750         47,508          --                  --                   7,954(7)
  Chief Financial
  Officer and Chief
  Operating
  Officer(9)

-------------------------
 (1) Perquisites and other personal benefits were provided to all of the persons named in the Summary Compensation Table. Disclosure of such amounts is not required because such amounts were less than 10% of the total annual salary and bonuses reported for each of the respective individuals for each period presented.

 (2) Mr. Pease became President and Chief Executive Officer in February 1996 and Chairman of the Board in July 1996.

 (3) Includes payment of certain tax "gross up" amounts of $42,120 for certain taxable income received by Mr. Pease in 1996 as described under "All Other Compensation."

 (4) "All Other Compensation" includes reimbursements for temporary housing, moving and travel expenses related to Mr. Pease's relocation to Michigan totaling $22,925 and reimbursements for closing costs in the amount of $28,252 related to the sale of Mr. Pease's former residence.

 (5) "All Other Compensation" is comprised of (i) contributions made by the Company to the accounts of each of the named executive officers under the Company's 401(k) Plan with respect to the fiscal year ended December 31, 1994 as follows: Mr. Barlow $3,675, Mr. Carlson $4,620 and Mr. Ratigan $2,310; (ii) the dollar value of any life insurance premiums paid by the Company in the fiscal year ended December 31, 1994 with respect to term life insurance for the benefit of each of the named executives as follows: Mr. Barlow $414, Mr. Carlson $3,075 and Mr. Ratigan $842; (iii) the dollar value of any disability insurance premiums paid by the Company in the fiscal year ended December 31, 1994 in excess of the Company's standard disability coverage for the benefit of each of the following named executives: Mr. Barlow $3,019 and Mr. Carlson $4,364; and (iv) temporary housing, moving, travel and other expenses related to Mr. Ratigan's relocation to Michigan totaling $22,658.

 (6) "All Other Compensation" is comprised of (i) contributions made by the Company to the accounts of each of the named executive officers under the Company's 401(k) Plan with respect to the fiscal year ended December 31, 1995 as follows: Mr. Barlow $2,100, Mr. Carlson $4,620 and Mr. Ratigan $4,620; (ii) the dollar value of any life insurance premiums paid by the Company in the fiscal year ended December 31, 1995 with respect to term life insurance for the benefit of each of the named executives as follows:
     Mr. Ratigan $2,338, Mr. Carlson $3,396, and Mr. Barlow $838; and (iii) the dollar value of any disability insurance premiums paid by the Company in the fiscal year ended December 31, 1995 in excess of the Company's standard disability coverage for the benefit of each of the following named executives: Mr. Barlow $3,020 and Mr. Carlson $4,364.

 (7) "All Other Compensation" is comprised of (i) contributions made by the Company to the accounts of each of the named executive officers under the Company's 401 (k) Plan with respect to the fiscal year ended December 31, 1996 as follows: Mr. Barlow $4,565, Mr. Carlson $4,750 and Mr. Ratigan $4,750; (ii) the dollar value of any life insurance premiums paid by the Company in the fiscal year ended December 31, 1996 with respect to term life insurance for the benefit of each of the named executives as follows: Mr. Barlow $1,513, Mr. Carlson $3,396 and
    Mr. Ratigan $3,204; and (iii) the dollar value of any disability insurance premiums paid by the Company in the fiscal year ended
    December 31, 1995 in excess of the Company's standard disability coverage for the benefit of each of the following named executives: Mr. Barlow $3,020 and Mr. Carlson $4,364.

 (8) Mr. Carlson served as President and Chief Executive Officer until February 1996, at which time he was appointed Vice Chairman of the Board of Directors.

 (9) Mr. Ratigan served as Executive Vice President and Chief Operating Officer until April 19, 1996, at which time he was appointed Executive Vice President and Chief Financial Officer. He served as Executive Vice

 President and Chief Financial Officer of the Company until June 1996 and resigned as an employee of the Company in August 1996.

(10) Includes payment of certain tax "gross up" amounts of $18,878 for certain taxable income received by Mr. Ratigan in 1994 as described under "All Other Compensation."


GRANTS OF OPTIONS

     The following table sets forth certain information concerning individual grants of stock options to each of the persons named in the Summary Compensation Table made during the fiscal year ended December 31, 1996. All grants described in the following table were made under the Company's 1992 Stock Option Plan and contain the Option Acceleration Provision (as defined under "Further Information -- Compensation of Directors and Officers -- Executive Officers -- Termination of Employment and Change of Control Arrangements").



                       OPTION GRANTS IN LAST FISCAL YEAR


                                 INDIVIDUAL GRANTS                                         POTENTIAL REALIZABLE VALUE
                       --------------------------------------                                AT ASSUMED ANNUAL RATES
                           NUMBER OF        PERCENT OF TOTAL                               OF STOCK PRICE APPRECIATION
                          SECURITIES       OPTIONS GRANTED TO   EXERCISE OR                    FOR OPTION TERM(3)
                       UNDERLYING OPTION      EMPLOYEES IN      BASE PRICE    EXPIRATION   ---------------------------
        NAME              GRANTED(#)         FISCAL YEAR(1)       ($/SH)       DATE(2)        5%($)          10%($)
        ----           -----------------   ------------------   -----------   ----------      -----          ------
Alfred A. Pease......       182,980(4)           53.90%           $20.63      2/14/2006      $2,374,000     $6,016,382
                             17,020(5)            5.00%           $23.50      2/14/2006         251,556        637,400
Neil E. Barlow.......          0                   0               --            --             --             --
Dwight D. Carlson....          0                   0               --            --             --             --
James A. Ratigan.....          0                   0               --            --             --             --

-------------------------
(1) Options to purchase a total of 339,300 shares of Common Stock were granted to team members in the fiscal year ended December 31, 1996.

(2) Options expire on the date indicated, or, if earlier, one year after the optionee's death or permanent disability or three months after the optionee's termination of employment.

(3) Represents the value of such options at the end of its 10 year term (without discounting to present value) assuming the market prices of the Common Stock appreciates from the grant date at an annually compounded rate of 5% or 10%. These amounts represent rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

(4) Options become exercisable in cumulative annual installments of 25% beginning February 14, 1997 and are nonqualified options. See "Further Information -- Compensation of Directors and Executive Officers -- Executive Officers -- Employment Agreements."

(5) Options become exercisable in cumulative annual installments of 25% beginning February 14, 1997 and are incentive stock options. See "Further Information -- Compensation of Directors and Executive Officers -- Executive Officers -- Employment Agreements."

EXERCISE AND VALUE OF OPTIONS

     The following table sets forth certain information concerning exercises of stock options during the fiscal year ended December 31, 1996 by each of the persons named in the Summary Compensation Table and the number of and the value of unexercised stock options held by such persons as of December 31, 1996 on an aggregated basis.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                    NUMBER OF
                                                                 SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                             SHARES                              AT FISCAL YEAR-END(#)         AT FISCAL YEAR-ENDS($)(1)
                            ACQUIRED            VALUE         ----------------------------    ----------------------------
         NAME              ON EXERCISE      REALIZED($)(2)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----              -----------      --------------    -----------    -------------    -----------    -------------
Alfred A. Pease........            0          $        0             0          200,000        $      0       $2,675,200
Neil E. Barlow.........       28,693             595,878         5,186           21,610         132,700          613,100
Dwight D. Carlson......      137,218(3)        3,825,586         5,000          103,470         148,600        3,001,000
James Ratigan..........       43,125(4)          954,275             0                0               0                0


-------------------------
(1) Represents the total gain which would have been realized if all such options had been exercised on December 31, 1996.

(2) Represents the fair market value of the shares of Common Stock relating to exercised options, as of the date of exercise, less the exercise price of such options.

(3) Includes 2,991 shares of Common Stock underlying stock options retained by the Company as payment for the exercise price of 18,587 shares of Common Stock.

(4) Includes 8,844 shares of Common Stock underlying stock options retained by the Company as payment for the exercise price of 34,281 shares of Common Stock.

EMPLOYMENT AGREEMENTS

     Messrs. Pease and Carlson serve in their present capacities pursuant to the terms of employment agreements. Mr. Ratigan was employed pursuant to the terms of the employment agreement described below.

     Mr. Pease's agreement provides for an annual base salary of $200,000, subject to increase at the discretion of the Management Development Committee, benefits comparable to the Company's other executive officers, including life, disability and health insurance and the use of a Company leased automobile and an annual performance bonus target level of 60% of his base salary. Mr. Pease's base salary for 1997 is $214,000 and he will receive reimbursement of reasonable monthly club dues. In addition, such agreement provides for the reimbursement of temporary housing, travel and relocation expenses incurred by Mr. Pease, including moving expenses, real estate brokerage commissions and certain closing and loan costs associated with the sale of Mr. Pease's prior residence and purchase of a new residence in the state of Michigan and certain incidental expenses related to the relocation, plus a payment equal to the income taxes payable by Mr. Pease as a result of the receipt of such reimbursements and tax payment. In the event Mr. Pease's employment is terminated without cause, his salary and benefits will continue for twelve months and he will earn a pro rata portion of any bonus that would have been earned in the year of the termination.

     Mr. Pease was granted options to purchase 200,000 shares of Common Stock under the 1992 Plan. The options consist of nonqualified stock options for 182,980 shares of Common Stock exercisable at an exercise price of $20.625 per share and the remainder as incentive stock options exercisable at an exercise price of $23.50 per share. These options become exercisable in cumulative annual installments of 25% beginning February 14, 1997 and expire on February 14, 2006. In addition, in the event Mr. Pease's employment is terminated without cause after July 14, 1996, unexercisable options for 66,667 shares of Common Stock held by him will become immediately exercisable.

     Mr. Carlson's agreement provides for an annual base salary of $155,000, benefits comparable to the Company's other executive officers, reimbursement of reasonable monthly club dues, and an annual performance bonus target level of $95,000. In the event of certain terminations of Mr. Carlson's employment without cause, his salary, a $7,917 monthly bonus and his benefits will continue for the longer of (a) the number of months following the termination of the agreement which is equal to one month for each year Mr. Carlson was employed by the Company or (b) March 1, 1999, and all options held by him to the extent not then exercisable, shall become immediately exercisable. If Mr. Carlson's employment terminates for any reason, he will earn a pro rata portion of any bonus that would have been earned in the year of the termination.

     The Company can elect to convert Mr. Carlson's employment agreement into a consulting arrangement at any time, with Mr. Carlson receiving the same annual base salary, bonus and perquisites as set forth above through March 1, 1999 and the Company extending the term of his stock options so that they continue to vest through March 1, 1999. Mr. Carlson is required to render at least sixteen hours of consulting services per month. Upon the termination of the consulting arrangement, Mr. Carlson will receive the same benefits he would have received, as described above, upon termination of his employment. Mr. Carlson will also be entitled to office space and secretarial support for one year after he is no longer an employee of the Company and so long as he continues to serve as Vice Chairman of the Board.

     Mr. Ratigan's employment agreement provided for an annual base salary of $132,500, subject to increase at the discretion of the Management Development Committee, benefits comparable to the Company's other executive officers and an annual performance bonus target level in 1996 of $72,000. Following termination of Mr. Ratigan's employment in August 1996, he continued to receive one-half of his salary, together with full life, disability and health insurance benefits and a $1,585 monthly payment until August 31, 1997. A pro rata portion of the bonus that would have been earned in the year of the termination was paid to Mr. Ratigan in 1996.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Payments due to Messrs. Pease, Carlson and Ratigan upon termination of their employment with the Company are described above under "Further Information -- Compensation of Directors and Executive Officers -- Executive Officers -- Employment Agreements."

     Agreements relating to stock options granted under the 1992 Plan to each of the executive officers named in the Summary Compensation Table, as well as certain other officers of the Company, also provide that such options become immediately exercisable in the event that the optionee's employment is terminated without cause, or there is a diminishment of the optionee's responsibilities, following a Change of Control of the Company or, if, in the event of a Change of Control, such options are not assumed by the person surviving the Change of Control or purchasing the assets in the Change of Control. A "Change of Control" is generally defined as a merger of the Company in which the Company is not the survivor, certain share exchange transactions, the sale or transfer of all or substantially all of the assets of the Company, or any person or group of persons (as defined by Section 13(d) the Securities Exchange Act of 1934, as amended) acquires more than 50% of the Common Stock ("Option Acceleration Provision").

     Certain option agreements issued to officers of the Company contain a provision accelerating the exercisability of options granted under the 1992 Plan in the event of certain terminations of employment without cause.

                         REPORT OF THE MANAGEMENT DEVELOPMENT AND
             COMPENSATION COMMITTEE AND THE STOCK OPTION COMMITTEE

     The Management Development and Compensation Committee of the Board of Directors ("Management Development Committee") is responsible for the planning, review and administration of the Company's executive compensation program. The Stock Option Committee is responsible for the planning, review and administration of the Company's stock-based compensation programs, including the 1992 Stock Option Plan. During the year ended December 31, 1996, all members of these Committees were non-employee directors of the Company.

     The Company's objective is to provide a superior return to its shareholders. To support this objective, the Company believes it must attract, retain and motivate top quality executive talent. The Company's executive compensation program is a critical tool in this process.

     The Company's executive compensation program has been designed to link executive compensation to Company performance through at-risk compensation opportunities, providing significant reward to executives who contribute to the Company's success. The Company's executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock options.

     The base salary, performance bonus, stock option and other compensation terms of new executive officers are established based upon each executive's qualifications, position and level of responsibility as compared with the Company's other executives.

BASE SALARY

     The Management Development Committee recognizes the importance of a competitive compensation structure in retaining and attracting valuable senior executives. Executive salary levels are reviewed and established annually. The salaries received by the Company's executives generally reflect their levels of responsibility, the profitability of the Company and other factors, such as assessments of individual performance.

     Effective February 14, 1996, the Company engaged Alfred A. Pease as President and Chief Executive Officer of the Company at an annual base salary of $200,000. The Management Development Committee established Mr. Pease's base salary and the other terms and conditions of employment based upon its assessment of Mr. Pease's qualifications and position and level of responsibility at the Company and its assessment of the terms of employment required to attract Mr. Pease to the Company. For a more detailed description of the terms and conditions of Mr. Pease's employment with the Company see "Compensation of Directors and Executive Officers -- Executive Officers -- Employment Agreements".

     During 1996, the Company engaged John G. Zimmerman as Vice President and Chief Financial Officer at an annual base salary of $120,000, plus a $5,000 hiring bonus.

     In 1996, the salary level of the executive officers, other than those hired in 1996 or those expected to terminate service as executive officers of the Company during 1996, was increased by approximately 7%. These increases principally reflected the Company's strong financial performance in 1995.

ANNUAL BONUS

     The Company's executive officers are eligible for annual cash performance bonuses. At the beginning of each year, the Management Development Committeedevelops a Management Bonus Plan applicable to all executives of the Company, including the Chief Executive Officer of the Company.

     The 1996 Management Bonus Plan provided that bonuses could be earned only if the Company achieved at least 75% of its targeted operating profit level. If this minimum performance level was achieved, the Company's executives were then eligible to earn bonuses, on a pro rata basis, for performance exceeding 75% of targeted revenue levels (30% of bonus), 75% of targeted pre-tax net income levels (30% of bonus) and 75% of targeted new order bookings levels (40% of bonus). In addition, bonuses could be earned at a one-half rate for performance exceeding 100% of the targeted levels. Seventy percent of the executives' overall bonus was payable based solely upon achievement of these performance standards and the remaining 30% of their bonuses was payable at the discretion of the Management Development Committee, with all executive officers earning the same percentage of the discretionary portion of their bonuses.

     The Management Development Committee set the 1996 targeted performance standards at levels consistent with the 1996 operating plan approved by the Company's Board of Directors.

     Targeted performance bonus levels for 1996 were established as a percentage of base salary. During 1996, Mr. Pease's targeted performance bonus level was 60% of his base salary, while the other executive officers' targeted performance levels were approximately 55% of their base salaries. Targeted performance bonus levels in 1996 reflected the Management Development Committee's continued emphasis on providing the Company's executives with significant reward for superior performance through increased at-risk compensation opportunities, rather than through increases in base salary.

     The Company's actual performance in 1996 exceeded the performance target for new order bookings and was slightly below the performance targets for revenue and pre-tax net income. As a result, 99% of the non-discretionary portion of the executive officers' 1996 bonus was earned. Based upon this performance, the Management Development Committee approved the payment of 99% of the discretionary portion of the executive officers' 1996 bonus.

STOCK OPTIONS

     Stock option grants have historically been utilized by the Company as part of its compensation program for all levels of team members, including the Company's executives. The Company's stock option program permits team members to buy a specific number of shares of Common Stock, in the future, at the fair market value of such shares on the date the option is granted. Since stock options gain value only if the price of the Common Stock increases above the option exercise price, this use of stock option grants reflects the Company's philosophy of linking compensation to performance. In addition, the Committee believes that stock option grants to team members help to provide an incentive for their continued employment and otherwise more closely align their interests with those of the Company and its shareholders. The Company also utilizes stock options as part of its standard compensation package developed to attract highly qualified employment candidates to the Company.

     In connection with the engagement of Mr. Pease as President and Chief Executive Officer, Mr. Pease was granted options to purchase 200,000 shares of the Common Stock under the 1992 Stock Option Plan. These options become exercisable in four equal annual installments, beginning one year from their date of grant, at an exercise price equal to the fair market value of the Common Stock on the dates of grant. These options were intended to attract Mr. Pease to the Company, encourage his continued employment with the Company and provide incentive to improve Company performance.

     During 1996, in connection with the engagement of Mr. Zimmerman as Vice President and Chief Financial Officer, Mr. Zimmerman was granted an option to purchase 35,000 shares of the Common Stock under the 1992 Stock Option Plan. These options become exercisable in four equal annual installments, beginning one year from their date of grant, at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     No other stock options were granted to executive officers of the Company during 1996.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Board of Directors of the Company has reviewed the provisions of the Internal Revenue Code and related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to any of the five most highly compensated executive officers at the end of the fiscal year to the extent such compensation exceeds $1,000,000 in any year.

     The Board of Directors of the Company has established certain restrictions on the granting of options under the Company's 1992 Stock Option Plan so that compensation realized in connection with the exercise of options granted under such plan would be exempt from the restrictions on deductibility described above. The 1992 Stock Option Plan restricts to 200,000 the number of shares of Common Stock that may be subject to options granted to any salaried employee in any fiscal year. It is important to note that while this restriction allows the Stock Option Committee continuing discretion in establishing executive officer compensation, it does limit such discretion by restricting the size of option awards which the Stock Option Committee may grant to any single individual. The permitted size of the option awards to a single individual was established based on the Stock Option Committee's determination of the maximum number of option shares which would be required to be granted in any fiscal year to retain or attract a chief executive officer of the Company.

     The Board of Directors does not believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. The Board of Directors will continue to evaluate the advisability of qualifying future executive compensation programs for deductibility under the Internal Revenue Code.

DATED: APRIL 29, 1997                 MANAGEMENT DEVELOPMENT AND
                                      COMPENSATION COMMITTEE:
                                      Philip J. DeCocco, Harry T. Rein,
                                      Paul E. Rice

                                      STOCK OPTION COMMITTEE:
                                      Harry T. Rein, Paul E. Rice


                         STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total return on the Common Stock from August 20, 1992, the date the Common Stock began trading publicly, through December 31, 1996 with an index consisting of returns from a peer group of companies, consisting of Cognex Corp., Cyberoptics Corporation, Medar Inc., PPT Vision, Inc. (formerly Pattern Processing Technology) and Robotic Vision Systems Inc. (the "Peer Group Index") and The Nasdaq Stock Market Composite Index (the "Nasdaq Composite Index"). The returns of each company in the Peer Group Index have been weighted according to their respective stock market capitalization. The graph assumes that the value of the investment in the Company's Common Stock, the Peer Group Index and the Nasdaq Composite Index was $100 on August 20, 1992 and that all dividends were reinvested.

     The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.



        MEASUREMENT PERIOD          PERCEPTRON, INC.      PEER GROUP           NASDAQ
      (FISCAL YEAR COVERED)                                                   COMPOSITE
              8/20/92                   100                100                   100
             12/31/92                   116                157                   116
             12/21/93                   200                234                   133
             12/31/94                   347                365                   131
             12/31/95                   504                960                   185
             12/31/96                   775                494                   227


                              CERTAIN TRANSACTIONS

     The Company is a member of the Auto Body Consortium (the "ABC"), a group comprised of General Motors Corporation, Ford Company and Chrysler Corporation, companies in the automotive related businesses, including the Company, and several universities and research organizations. Dwight D. Carlson, Vice Chairman of the Board and the former President and Chief Executive Officer, and a director of the Company, is the Chairman of the Board of the ABC, a non-profit corporation. In October 1995, the ABC received a $8,300,000 grant from the Department of Commerce. In connection with industry matching commitments for such grant, the Company has committed to spend approximately $100,000 per year for three years, commencing in October 1995. Such commitment can be canceled by the Company upon 60 days' notice.

                            INDEPENDENT ACCOUNTANTS

     The accounting firm of Coopers & Lybrand, L.L.P. has been appointed by the Board of Directors to audit the consolidated financial statements for the Company for the year ending December 31, 1997. Representatives of Coopers & Lybrand, L.L.P. are expected to be at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at such meeting if they desire to do so.


         PROPOSALS BY SHAREHOLDERS FOR 1998 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1998 annual meeting are eligible for inclusion in the Company's proxy statement for the meeting under the applicable rules of the Securities and Exchange Commission if received by the Secretary of the Company at its executive offices no later than January 16, 1998. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proposals be submitted by certified mail, return receipt requested.

                                 OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                    By order of the Board of Directors,

                                    T.S. VAUGHN

                                    Thomas S. Vaughn, Secretary

Plymouth, Michigan
May 16, 1997

                                PERCEPTRON, INC.
      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PERCEPTRON, INC.

     The undersigned shareholder hereby appoints ALFRED A. PEASE and THOMAS
S. VAUGHN, or either of them, the attorney and proxies of the undersigned, with power of substitution, to vote all the shares of common stock of Perceptron, Inc. standing in the name of the undersigned at the close of business on May 9, 1997 at the Annual Meeting of Shareholders of the Company to be held on Friday, June 20, 1997 at 9:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there present.

     The shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Proxy Statement dated May 16, 1997. Proxies will be voted as instructed.

     IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE COMPANY'S NOMINEES AS DIRECTORS (INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT IS UNABLE OR, FOR GOOD CAUSE, WILL NOT SERVE) AND FOR THE FOLLOWING AMENDMENT TO THE COMPANY'S 1992 STOCK OPTION PLAN.

     The undersigned acknowledges receipt of the Proxy Statement and Notice of said meeting, both dated May 16, 1997.

                                                                SEE REVERSE
                                                                    SIDE

                         (TO BE SIGNED ON REVERSE SIDE)

/X/ Please mark your
    votes as in this
    example


-----------------------------------------------------------------------------------------------------------------------------

                                     WITHHELD     NOMINEES
                     FOR             from all
                 all nominees       nominees
1. ELECTION OF     / /                 / /       David J. Beattie                                      FOR   AGAINST  ABSTAIN
   DIRECTORS                                     Philip J. DeCocco      2. APPROVAL OF AN AMENDMENT TO THE
   Election of                                   Robert S. Oswald       1992 STOCK OPTION PLAN          / /     / /      / /
   directors to                                  Alfred A. Pease        To approve an amendment to the
   hold office until                             Harry T. Rein          Perceptron, Inc. 1992 Stock Option
   the Annual Meeting                            Louis R. Ross          Plan to increase the total number of
   of Shareholders in 1998.                      Terryll R. Smith       shares of the Company's Common Stock
                                                                        available for grant under such plan by
                                                                        300,000 shares, as described in the Notice of
                                                                        Annual Meeting of Shareholders and Proxy
For, except vote withheld from the following nominee(s):_______________ Statement dated May 16, 1997.
   (INSTRUCTION: to withhold authority to vote for any nominee, write that nominee's name in the space provided.)

                                                                      Brokers executing proxies should indicate the number of
                                                                      shares with respect to which authority is conferred by
                                                                      this Proxy if less than all shares held as nominees are
                                                                      to be voted.


Dated:____________________________, 1997        Signature___________________________    Signature____________________________


Please sign exactly as your name appears.  If acting as attorney, executor, trustee or in other representative capacity, sign name and title.
PLEASE EXECUTE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.

                                                Exhibit 1

                            PERCEPTRON, INC.

                         1992 Stock Option Plan
                 (Amended and Restated October 31, 1996)



SECTION 1.      Purpose

        The purpose of the Perceptron, Inc. 1992 Stock Option Plan (this "Plan") is to encourage Employees (as defined in Section 7) of Perceptron, Inc. (the "Company") to acquire Common Stock of the Company ("Stock") through Incentive Stock Options (as hereinafter defined) and to permit the Company to grant Non-qualified Options (as hereinafter defined) to key persons, including Employees of the Company. It is believed that this Plan will encourage Employees to have a greater financial investment in the Company through ownership of its Common Stock, will further stimulate their efforts on the Company's behalf, will tend to maintain and strengthen their desire to remain with the Company, and generally will be in the interest of the Company and its shareholders. Options granted under this Plan may be of two types: (a) options designed to comply with Section 422A of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options"); and (b) other options ("Non- qualified Options"). Except where otherwise indicated, the provisions of this Plan shall apply to both Incentive Stock Options and Non-qualified Options.

SECTION 2.      Administration

        2.1 Administration by Committee. This Plan shall be adminis-tered by a Committee of the Board of Directors (the "Committee"), as determined by resolution of the Board of Directors. The Board of Directors of the Company shall select the members of the Committee and may, from time to time, appoint members of the Committee in substitution for or in addition to members previously appointed. Vacancies on the Committee, however caused, shall be filled by appointment by the Board of Directors. Notwithstanding the foregoing and Section 2.2 below, effective May 21, 1993, the President of the Company shall be authorized to grant options under the terms of the Plan to key Employees, who are not officers or directors of the Company for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended. The Committee shall designate the maximum number of shares of Stock available under the Plan which may be subject to options granted by the President, which number may be revised from time to time by the Committee.

        2.2 Powers. The Committee shall have full and final authority to administer this Plan on behalf of the Company. Subject to the provisions of this Plan, this authority includes but is not limited to the power to:

                (a) determine the persons to whom options shall be granted;

                (b) determine the number of shares to be covered by options granted to each such person;

                (c) determine the price to be paid for the shares upon the exercise of each option:

                (d) prescribe the period within which options may be exercised:

                (e)     grant options conditionally or unconditionally; and


                (f) prescribe the form or forms of the Stock Option Agreements evidencing the grant of options under this Plan.

        2.3 Additional Powers. The Committee may establish, from time to time, such regulations, provisions and procedures, within the terms of this Plan, as, in the opinion of the Committee, may be advisable in the administration and interpretation of this Plan. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or the acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

SECTION 3.      Eligibility

        3.1 Eligible Persons. Only Employees shall be eligible to be granted Incentive Stock Options under this Plan. Employees and other persons shall be eligible to be granted Non-qualified Options under this Plan. No member of the Committee may receive an option under this Plan.

        3.2 Relevant Factors. The Committee shall grant options to those persons who, in the opinion of the Committee, are capable of contributing to the successful performance of the Company.

        3.3 Restrictions. No Employee owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, determined on the date on which the option is granted, shall be eligible for the grant of an Incentive Stock Option unless the exercise price for such option is at least 110% of the fair market value on the date of grant of the shares subject to the option, and the option is not exercisable more than five years after the date of grant.

SECTION 4.      Granting of Options

        4.1 Shares Available for Options. The Board of Directors shall reserve for purposes of this Plan, out of the authorized but unissued Stock or out of shares of Stock held in the Company's Treasury, or partly out of each, a total of 1,814,286 shares of Stock, after taking into account the Company's reverse stock split effected on May 5, 1992 and stock split effected November 30, 1995, (or the number and kind of shares of Stock or other securities which, in accordance with Section 8 of this Plan, shall be substituted for such shares or to which such shares shall be adjusted).

        4.2 Effect of Expiration, Termination or Surrender. In the event that an option granted under the Plan expires or is terminated unexercised as to any shares covered by such option, such shares shall thereafter be again available for the granting of options under this Plan. In the event that an option granted under the Plan is exercised on or after October 21, 1994 by the delivery of shares of Common Stock previously acquired upon the exercise of Options issued under the Plan or through the retention of options procedure as described in Section 5.3 below, the shares of Common Stock so delivered to the Company and underlying such retained options shall thereafter be again available for the granting of options under this Plan.

        4.3 Term of Options. Subject to the provisions of this Section 4.3, the Committee shall have full discretion to determine the period during which an option may be exercised. In no event shall any option granted under this Plan, by its terms, (i) expire more than ten years from the date on which it was granted, or (ii) be exercisable by any person subject to
Section 16(b) of the Securities Exchange Act of 1934 any sooner than six months after the date of grant. No Incentive Stock Option shall be exercisable by any Employee who has not been in the continuous employ of the Company for a period of one year from the date of grant.

        4.4 Option Price. The Committee shall, in its discretion, establish, at the time at which any option is granted, the purchase price of each share of stock covered by such option; provided, however, that the option price of an option shall not be less than 100% of the fair market value of the shares covered by the option on the date such option is granted. The option price will be subject to adjustment in accordance with the provisions of Section 8 of this Plan. For purposes of this Plan, the fair market value of each share shall be deemed to be:

                (a) the average of the closing sales prices of the Stock on the principal securities exchange on which the Stock may at the time be listed (or, if there have been no sales on such exchange on any day, the average of the closing high bid and low asked prices on such exchange at the end of such day) for the five (5) consecutive trading days on such exchange immediately preceding the date of grant of the option; or

                (b) if the Stock is not listed on a securities exchange, the average of the closing sales prices of the Stock on The Nasdaq Stock Market (or, if there have been no sales on The Nasdaq Stock Market on any such day, the average of the closing high bid and low asked prices on The Nasdaq Stock Market at the end of such day) for the five (5) consecutive trading days on The Nasdaq Stock Market immediately preceding the date of grant of the option; or

                (c) if the Stock is not listed on any domestic stock exchange or The Nasdaq Stock Market, the average of the mean between the closing high bid and low asked price as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") (or, if not so reported, by the system then regarded as the most reliable source of such quotations) for the five (5) consecutive trading days on NASDAQ or other such system immediately preceding the date of grant of the option; or

                (d) if none of the foregoing clauses apply, the fair value as determined in good faith by the Committee.

        4.5 Non-Transferability of Options. Options granted under this Plan shall not be transferable by the optionee otherwise than by will, or if the optionee dies intestate, by the laws of the descent and distribution of the jurisdiction of domicile of the optionee at the time of his or her death, and such options shall be exercisable during his or her lifetime only by the optionee. If the optionee is declared legally incompetent, the optionee's duly appointed personal representative may exercise any options which the optionee was eligible to exercise at the time when the optionee was declared incompetent, to the extent provided in Section 6 of this Plan.

        4.6 Limitations on Grants of Incentive Stock Options. The aggregate fair market value of the underlying shares (determined as of the date of grant) as to which Incentive Stock Options granted on or after February 23, 1993 under the Plan (including a plan of a subsidiary) may first be exercised by an optionee during any calendar year shall not exceed $100,000. To the extent that an option intended to constitute an Incentive Stock Option shall violate the foregoing $100,000 limitation, the portion of the option that exceeds the $100,000 limitation shall be deemed to constitute a Non-qualified Stock Option.

        4.7 Written Confirmation of Grants. Each option granted under this Plan shall be confirmed by a Stock Option Agreement which shall be executed by the Company and by the person to whom the option is granted. Each Stock Option Agreement shall clearly state whether the option granted thereunder (or any portion thereof) constitutes an Incentive Stock Option or a Non-qualified Stock Option.

        4.8 Restriction on Grant. Effective on and after February 14, 1996, no optionee who is a salaried employee shall be eligible to receive aggregate option grants under this Plan, in any fiscal year of the Company, to purchase more than 200,000 shares of the Stock.

SECTION 5.      Exercise of Options

        5.1 Exercise. Each option granted under this Plan shall be exercisable on such date or dates and during such period and for such number of shares as shall be provided in the Stock Option Agreement evidencing such option. In the event of options exercisable in installments, the right to purchase shares shall be cumulative so that when the right to purchase any shares has accrued under any such option, such shares or any part thereof may be purchase at any time thereafter until the expiration or termination of the option.

        5.2 Notice of Exercise. An optionee electing to exercise an option granted under this Plan shall give written notice to the Company. Such notice shall state the number of full shares (no fractional shares may be purchased) to which the election applies.

        5.3 Purchase of Shares. The option price of each share purchased pursuant to the exercise of an option shall be paid in full in cash or in shares of Common Stock at the time of purchase; or, in the case of non-qualified stock options or in the case of Incentive Stock Options issued on or after May 21, 1993, the option exercise price may be paid by delivery to the Company of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the participant's broker to deliver to the Company sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm ("cashless exercise" procedure); or, in the case of non-qualified stock options or in the case of Incentive Stock Options issued on or after October 21, 1994, the option exercise price may be paid through the retention by the Company of then exercisable options issued to the Optionee under the Plan (the "retained options"), with the value of the retained options equal to the difference between the fair market value of the shares underlying the retained options (determined as of the date of exercise of the options), and the exercise price of such options ("retention of options" procedure); or, in the case of Incentive Stock Options, may be paid in three installments as hereinafter provided; or, a combination of the foregoing. In the event of payments in installments, 50% of the purchase price shall be paid on the date of exercise and on such date the exercising Employee shall execute and deliver to the Company such Employee's promissory note making such Employee personally liable to pay the balance of the purchase price in two install-ments on the first and second anniversaries of the date of exercise. Such promissory note shall bear interest at a rate determined by the Committee and shall be secured by a pledge of the Stock being purchased. Until the optionee has been issued a certificate or certificates for the shares so purchased, he or she shall possess no rights of a record holder with respect to any such shares. In the event that an optionee exercises both an Incentive Stock Option and a Non-qualified Stock Option, separate share certificates shall be issued for shares acquired pursuant to the Incentive Stock Option and for shares acquired pursuant to the Non-qualified Stock Option. Options retained by the Company under the retention of options procedure shall expire and be of no further force and effect as of the date retained.

        5.4 Prior Incentive Stock Options. Each Incentive Stock Option granted under this Plan, by its terms, shall not be exercisable while there is outstanding any Incentive Stock Option previously granted to the same individual by the Company. An Incentive Stock Option shall be treated as outstanding until such option is exercised in full or expires solely by reason of lapse of time. Notwithstanding the foregoing, no Incentive Stock Option granted on or after February 23, 1993 shall be subject to the foregoing sequential exercise rule.

        5.5 Delivery and Registration of Stock. The Company shall not be required to deliver any shares of Stock under this Plan prior to (i) the admission of such shares to listing on any stock exchange on which such shares may then be listed and (ii) the completion of such registration or other qualification of such shares under any federal, state or local law, rule or regulation as the Committee shall determine to be necessary or advisable.

SECTION 6.      Termination of Employment

        6.1 General. If the employment by the Company of any optionee who is an Employee shall terminate for any reason, other than by death or total and permanent disability, any option which such optionee is entitled to exercise on the date of such termination shall be exercisable by the optionee at any time on or before the earlier of the expiration date of the option or three months after the date of such termination, but only to the extent of the accrued right to purchase at the date of such termination.

        6.2 Disability. If the employment of any optionee who is an Employee shall be terminated because of total and permanent disability of such optionee, the option shall be exercisable by the optionee at any time on or before the earlier of the expiration date of the option or one year after the date of such termination of employment, but only to the extent of the accrued right to purchase at the date of such termination.

        6.3 Death. If any optionee shall die while employed by the Company and, if at the date of death, the optionee shall be entitled to exercise an option, such option may be exercised by any person who acquires the option by bequest or inheritance or by reason of the death of the optionee, or by the executor or administrator of the estate of the optionee, at any time before the earlier of the expiration date of the option or one year after the date of death of the optionee, but only to the extent of the accrued right to purchase at the date of death.

SECTION 7.      Employment, Rights, as a Shareholder and Benefit Plans

        Neither this Plan nor any action taken hereunder shall give any Employee any right to be retained in the employ of the Company or any rights as a shareholder of the Company prior to the issuance or transfer of shares of Stock to his or her name. Awards under this Plan are discretionary and are not a part of regular salary. Awards may not be used in determining the amount of compensation for any purpose under the benefit plans of the Company. For purposes of this Plan, "Employee" means full time or part time employees of the Company and its subsidiaries, who are executives, managerial or other salaried employees, including officers, whether or not directors of the Company.

SECTION 8.      Changes in Capital Structure

        In the event of changes in the outstanding Stock by reason of Stock dividends, Stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in the capital structure of the Company, an appropriate adjustment shall be made by the Committee in the number of shares and kind of stock for which options may be or may have been granted under the Plan, to the end that the proportionate interests shall be maintained as before the occurrence of such event.

SECTION 9.      Amendment, Suspension or Termination

        9.1 Suspension or Termination. The Committee may suspend this Plan or any part thereof at any time or may terminate the Plan in its entirety. Awards shall not be granted after Plan termination. Options granted prior to the suspension or termination of this Plan may not be cancelled solely because of such suspension or termination, except with the consent of the optionee.

        9.2 Amendment. The Board of Directors shall have the right to suspend, terminate or amend this Plan at any time, provided that the approval of the shareholders shall be required for any amendment which:

                (a) increases the total number of shares which may be issued and sold pursuant to options granted under this Plan;

                (b)     decreases the minimum option price;

                (c) alters the class of employees eligible for grants of options;

                (d) increases the maximum term of options granted under this Plan;

                (e) reduces the period of time after the date of grant during which an employee must remain in the employ of the Company in order to exercise an option;

                (f)     increases the term of this Plan;

                (g) withdraws the administration of this Plan from a Committee of directors; or

                (h) otherwise materially increases the benefits accruing to participants under the Plan.


SECTION 10.     Effective Date and Duration

        This Plan shall become effective beginning April 21, 1992, subject to the approval of the shareholders of the Company as required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and Section 422A of the Code. No options may be granted under this Plan subsequent to April 20, 2002.

                                                Exhibit 2


                         FIRST AMENDMENT TO THE
                 PERCEPTRON, INC. 1992 STOCK OPTION PLAN
                 (AMENDED AND RESTATED OCTOBER 31, 1996)


        Pursuant to the Amendment provisions in Section 9.2 of the Perceptron, Inc. 1992 Stock Option Plan ("Plan") and the approval of the Board of Directors of Perceptron, Inc. ("Company"), the Plan is hereby amended as set forth below.

        1. Subject to shareholder approval, Section 4.1 of the Plan (Shares Available for Options) shall be amended and restated in its entirety to read as follows:

                4.1 Shares Available for Options. The Board of Directors shall reserve for purposes of this Plan, out of the authorized but unissued Stock or out of shares of Stock held in the Company's Treasury, or partly out of each, a total of 2,114,286 shares of Stock, after taking into account the Company's reverse stock split effected on May 5, 1992 and stock split effected November 30, 1995, (or the number and kind of shares of Stock or other securities which, in accordance with Section 8 of this Plan, shall be substituted for such shares or to which such shares shall be adjusted).


        THIS FIRST AMENDMENT is hereby adopted as of May 13, 1997.


                        PERCEPTRON, INC.


                        By:
                            ----------------------
                            Alfred A. Pease,
                            Chairman, President
                            and Chief Executive
                            Officer